Exhibit 99.1

April 15, 2004

News Release

Source: EnXnet, Inc.

ENXNET'S EMERGING TECHNOLOGY SOLVES PRIVACY CONCERNS

Tulsa, Okla-(BUSINESS WIRE)-April 15, 2004 EnXnet, Inc. (OTCBB:EXNT-news)-- EnXnet, Inc. announces that it has filed its latest patent application for a new Radio Frequency Identification Deactivation Device (RFID).

RFID devices are currently used to provide accurate tracking and detection of products from the point of manufacture to their delivery to the retailer, thus providing manufacturers, distributors and marketers an accurate, inexpensive and rapid method of tracking inventory and an effective piracy and theft deterrent.

EnXnet's emerging technology provides the solution to the personal privacy concerns of the ACLU and other personal privacy advocates to the widespread application of RFID Electronic Article Surveillance devices by its internal design and construction which causes permanent deactivation of the RFID at the point of sale.

"This exciting new technology offers everyone in the product chain, from manufacturer to end user, assurance of product quality and integrity while protecting them from any invasion of privacy issues," said Ryan Corley, President of EnXnet, Inc. "We anticipate that the consumer product industries, from manufacturer to marketer, should be very receptive to this new invention."

Almost every retail store in the United States, and many worldwide, has one or more EAS systems already in place, therefore nominal additional expense and limited personnel training is incurred by the retail stores in order for the new device to work efficiently in their establishments. The inclusion of EnXnet's revolutionary RFID technology will allow tracking and inventory control from the point of manufacture to the final retail sale of the product.

RFID devices can hold a significant amount of information including, but not limited to, date of manufacture, lot number, plant ID, unique security codes, date of shipment, and other pertinent information. When triggered by a remote electronic signal the device transmits this data to an appropriate receiver. These signals can be read at a reasonable distance and can penetrate a shipping container or trailer, thus allowing the operator to take a complete inventory of the container without opening the doors. This allows verification and authentication of the container's contents very rapidly and inexpensively.

Many marketers, including some of the largest in the world, would like to incorporate the RFID devices into the final consumer packaging to reap all of the obvious benefits thereof.

Currently most RFID tags are used on shipping containers, pallets, cases and multiple unit cartons rather than on individual product packaging. This is mainly because a major problem arises when an RFID device is attached or implanted in a consumer product after purchase by a consumer at the point of sale. Left activated, the RFID device allows for tracking of the product right into the consumer's home or place of business, obviously an invasion of personal privacy. It is this factor that has the ACLU and other personal privacy advocates complaining. While a number of efforts have been made to solve this problem, none have been successful to date.

EnXnet's new technology solves this problem cheaply and efficiently.

"The Company anticipates that licensing fees from manufacturers should grow rapidly as the new technology takes hold in the marketplace," Mark Pempsell, Director of Marketing for EnXnet, Inc. acknowledged. "Of great importance is the fact that our technology can replace current tagging methods at little or no increase in cost to the manufacturer while greatly improving inventory control and theft prevention."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com